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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-36708, 333-108701), and in the related prospectuses, and on Form S-8 (Nos. 333-44762, 333-87957, 33-65224, 33-50116, 33-50114, 33-96318, 333-68314 and 333-104170), pertaining to the 1993 Employee Stock Purchase Plan, Outside Directors Stock Option Plan, 1991 Stock Option Plan, 1999 Nonstatutory Stock Option Plan, 1999 Stock Option Plan, and 2002 Outside Directors Stock Option Plan of Protein Design Labs, Inc. of our report dated February 2, 2004 with respect to the consolidated financial statements of Protein Design Labs, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 5, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS